Exhibit 11(a)

Consent of Independent Accountants and Auditors

The Members of
Allegiancy, LLC
Richmond, Virginia

We consent to the use in the Offering Circular constituting a part of this Offering Statement on Form 1-A, as it may be amended, of: our independent accountants’ auditor’s reports dated August 17, 2015 relating to the consolidated balance sheets of Allegiancy, LLC as of June 30, 2014 and June 30, 2015, respectively, and of the related consolidated statements of operations, members’ equity and cash flows for the years ended as of each such date.

We also consent to the use in the Offering Circular constituting a part of this Offering Statement on Form 1-A, as may be amended, of our independent accountants’ auditor’s report dated August 25, 2015 relating to the balance sheet of REVA Management Advisors, LLC as of April 8, 2014 and of the related consolidated statements of operations and members’ equity, and cash flows, for the period from July 1, 2013 to April 8, 2014

/s/ Keiter

Glen Allen, Virginia
September 3, 2015